As filed with the Securities and Exchange Commission January 25, 1999. File No. 33-
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                            FORM SB-2
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933

                 IBF VI - GUARANTEED INCOME FUND
     (Exact name of registrant as specified in its charter)

     Delaware                                52-2139510
(State or Other Jurisdiction of            (IRS Employer
Incorporation or Organization)           Identification No.)

                  1733 Connecticut Avenue, N.W.
                      Washington, DC  20009
                         (202) 588-7500
(Address and telephone number of registrant's principal offices)

                        Simon A. Hershon
                 IBF VI - Guaranteed Income Fund
                  1733 Connecticut Avenue, N.W.
              Washington, DC  20009 (202) 588-7500
    (Name, address and telephone number of agent for service)

                           Copies to:
                      Mark E. Lehman, Esq.
                  Lehman, Jensen & Donahue, L.C
                   8 East Broadway, Suite 620
                  Salt Lake City, UT 84111-2204
                         (801) 532-7858
                       (801) 363-1715 fax

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the Registration Statement becomes effective.

The securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.     [  ]


If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]


                 CALCULATION OF REGISTRATION FEE

 Title of each class  Amount to be Proposed      Proposed     Amount of
 of securities to be  Registered   maximum       maximum    registration
                                offering price  aggregtae        fee
                               per certificate offering price
10% Income           $50,000,000     100%       $50,000,000   $13,900.00
Participating
Notes, Class A

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

          Cross-Reference Sheet Pursuant to Rule 404(a)

     Cross-reference between Items of Part I of Form SB-2 and the prospectus filed by the above Company as part of the registration statement.
Registration Statement Item              Prospectus Heading
  Number and Heading
1.  Forepart of the Registration            FRONT COVER
and Outside Front Cover Page of
Prospectus

2.  Inside Front and Outside Back     INSIDE FRONT COVER and
Cover Pages of Prospectus                OUTSIDE BACK COVER

3.  Summary Information and Risk     PROSPECTUS SUMMARY and
Factors                                  RISK FACTORS

4.  Use of Proceeds                         USE OF PROCEEDS

5.  Determination of Offering Price          NOT APPLICABLE

6.  Dilution                                 NOT APPLICABLE

7.  Selling Security Holders                NOT APPLICABLE

8.  Plan of Distribution                  PLAN OF DISTRIBUTION

9.  Legal Proceedings                           BUSINESS

10. Directors, Executive Officers,            MANAGEMENT
Promoters, and Control Persons


11. Security Ownership of Certain           PROSPECTUS SUMMARY
Beneficial Owners and Management              AND MANAGEMENT

12. Description of Securities          DESCRIPTION OF SECURITIES

13. Interest of Named Experts and     EXPERTS and LEGAL MATTERS
Counsel

14. Disclosure of Commission            PLAN OF DISTRIBUTION
Position on Indemnification for Securities  Act
Liabilities

15. Organization Within Five Years     PROSPECTUS SUMMARY and
BUSINESS

16. Description of Business                  BUSINESS

17. Management's Discussion and           PLAN OF OPERATION
Analysis or Plan of Operation

18. Description of Property                  BUSINESS

19. Certain Relationships and       PROSPECTUS SUMMARY, BUSINESS
Related Transactions                         AND MANAGEMENT

20. Market For Common Equity                NOT APPLICABLE
and Related Stockholder Matters

21. Executive Compensation                    MANAGEMENT


22. Financial Statements                FINANCIAL STATEMENTS

23. Changes in and Disagreements       NOT APPLICABLE
with Accountants on Accounting and
Financial Disclosure


        [Legend on cover page of preliminary prospectus]

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

          SUBJECT TO COMPLETION, DATED January 25, 1999

PROSPECTUS                                                [LOGO]

                           $50,000,000
       IBF VI - GUARANTEED INCOME FUND CLASS A 10% INCOME
                  PARTICIPATING NOTES DUE 2005

   The Class A 10% Income Participating Notes due December 31, 2005 (the "Notes") offered hereby are general obligations of IBF VI - Guaranteed Income Fund, a Delaware corporation (the "Company"). If you purchase $15,000 or more in principal amount of the Notes, the 10% interest is paid monthly or quarterly, as you elect. If you purchase less than $15,000 of the Notes, interest is paid quarterly. The Company's parent corporation guarantees payment of fixed interest. You will receive annually Additional Interest payable only out of 5% of the Company's Net Income. The Notes may be subordinated to future Senior Indebtedness of the Company.

   Any amount of the Notes is redeemable at the Company's option after January 1, 2001. Notes may be redeemed at your request under limited circumstances. The redemption value of each Note is equal to 100% of its principal amount plus accrued Interest and, in certain cases, Additional Interest, if any. See "Description of the Notes."

   The minimum principal amount of Notes you can purchase is $5,000, except for Individual Retirement Accounts and Keogh Plans, for which the minimum purchase is $2,000. The Company has no arrangement with any broker or market-maker for establishing a public market for the Notes following the offering. Consequently, a public market for the Notes may not develop after the Offering.

     See "Risk Factors" beginning on page 6 for certain information you should consider before you purchase Notes.

     These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
                         Price To       Sales       Proceeds To
                          Public     Commission      Company (2)
                                        (1)
Per Note                    100%         8.0%              92%
Minimum (3            $1,000,000     $80,000          $920,000
Maximum              $50,000,000  $4,000,000       $46,000,000

             (Footnotes to table on following page.)


      The date of this Prospectus is _______________, 1999.

(Footnotes to table on previous page.)

(1) Sales commissions shown do not include additional compensation to Coleman & Company Securities, Inc., of New York, New York, which is an affiliate of the Company ("DealerManager"). This additional compensation includes a nonaccountable expense allowance of 1% of the gross proceeds of the offering and 2.5% of the Company's annual Net Income for each calendar year. The Dealer-Manager will organize a selling group consisting of member firms of the National Association of Securities Dealers, Inc., to participate in the offering ("Selected Dealers"). It is expected Notes will be sold primarily through the Selected Dealers and to a limited extent by the Dealer-Manager. The Company has agreed to indemnify the Dealer-Manager and Selected Dealers against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."

(2) The proceeds to the Company shown in the table are before deducting offering expenses of the Company estimated at $150,000 if only the minimum is sold and $300,000 if the maximum is sold. In addition, the Company will pay to IBF Management Corp., an affiliate of the Company, a one-time organizational fee of 5% of the gross proceeds of the offering to establish the administrative facilities and systems required for the Company's business. See "Plan of Operations" and "Management."

(3) The offering is made by the Dealer-Manager on a "$1,000,000 minimum, $50,000,000 maximum" basis. If less than $1,000,000 of Notes are sold within three months following the date of this prospectus (unless extended by the Company and Dealer-Manager for an additional three months), all proceeds raised will be promptly returned to investors, without paying interest and without deducting any sales commissions or expenses of the offering. All proceeds from the sale of Notes will be placed in escrow with Continental Stock Transfer & Trust Company, no later than noon of the next business day following receipt. You will not have the use of your funds, will not earn interest on your funds in escrow, and will not be able to obtain return of your funds in escrow until the minimum offering period expires. If the minimum amount of Notes is sold within the minimum offering period, then the offering will continue until [18 months from Effective Date] (unless extended by the Company for an additional three months), all Notes are sold, or terminated by the Company, whichever occurs first. See "Plan of Distribution."
________________________

     The Notes are offered by the Dealer-Manager subject to prior sale and to withdrawal, cancellation or modification of the offering without notice, and subject to the right of the Dealer Manager and Company to reject orders in whole or in part. The Notes will be issued in certificated form.

     The Company intends to distribute to holders of the Notes annual reports containing audited financial statements. In addition, the Company will distribute to holders any reports required by the Trust Indenture governing the Notes and the Trust Indenture Act of 1939.

                       PROSPECTUS SUMMARY

     This summary does not contain all information that may be important to you. You should read the entire prospectus carefully before you decide to purchase Notes.


                           The Company

     IBF VI - Guaranteed Income Fund ("Company"), is a Delaware corporation formed on June 8, 1998. It is a wholly-owned subsidiary of InterBank Funding Corporation, a Delaware corporation ("IBF"). The stockholders of IBF are Simon A.
Hershon and Ehud D. Laska, who are both officers and directors of the Company. The Company and IBF share offices at 1733
Connecticut Avenue, N.W., Washington, D.C. 20009, telephone number (202) 588-7500.


     The Company will engage in the business of acquiring, holding, and disposing of loan assets and equity securities ("Portfolio Assets") issued by individuals and businesses. The Company may acquire Portfolio Assets regardless of whether such assets are publicly traded. The Company will exercise all of the rights and privileges associated with ownership of the Portfolio Assets. See "The Company".

     The objective of the Company is to identify and commit its funds to alternative financing opportunities outside those targeted by traditional lending and investment banking institutions. Nontraditional financing creates the opportunity for higher returns than are generated by traditional lending and capital finance activity. Management has broad discretion in selecting the Portfolio Assets in which the Company will ultimately invest.

     The Company intends to use the proceeds of the Offering primarily for:

         Purchasing performing and non-performing loans;

         Making loans secured by real estate, receivables, note obligations, inventory, or equipment; and,

         Making short-term facilitation loans to meet short-term borrower needs until long term financing is obtained from other sources.

     In connection with its loan transactions, the Company may have the opportunity to acquire preferred stock or equity equivalents. Equity equivalents include options, warrants, or conversion rights exercisable for common stock. These equity investments offer the Company the opportunity for capital appreciation over and above interest income. In no event will the Company's investment in equity Portfolio Assets exceed 30% of its total Portfolio Assets.

     As soon as funds are available from the offering, the Company will purchase three loans, at face value, from IBF. The principal amount of one loan is $1.8 million, bears interest at 15% per annum, and is secured by a building located in Atlanta, Georgia. The second loan is in the principal amount of $1.52 million, it is secured by undeveloped commercial real estate in the U.S. Virgin Islands, and bears interest at the rate of 12% per annum.

     The principal amount of the third loan is $840,000, which bears interest at 15% per annum and is secured by all of the capital stock of the borrower, which is an affiliate of IBF.

     The Company may participate with other parties, including IBF and its affiliates, in its investments in Portfolio Assets. The Company may borrow funds to leverage the returns achieved on its investment in Portfolio Assets. The Company will not borrow funds to purchase Portfolio Assets in excess of the total amount of Notes sold in this offering. It is expected that payment of the Notes will be subordinated to the debt resulting from these leveraged investments.

     The Company may acquire Portfolio Assets issued by companies owned or controlled by IBF and its affiliates. IBF and its affiliates may charge fees for originating investments for the Company, which will be included in the amount of the loan made to the borrower or deducted from the purchase price of equity Portfolio Assets. Furthermore, IBF and its affiliates may receive management or consulting fees from the businesses in which the Company invests.

     IBF contributed $250,000 to the capital of the Company when it was formed. IBF will contribute additional capital to the Company, so that the amount of its contributions equals 1% of the amount of Notes sold in this offering. IBF Management Corp., an affiliate of IBF ("IMC"), will receive a fee for certain administrative and support services rendered to the Company. Initially, IMC will receive an organizational fee of 5% of the gross proceeds of the offering to establish the administrative facilities and systems required for the Company's business. IMC will also receive in each calendar year a management fee (the "Management Fee"), equal to 2% of the gross assets of the Company. The Management Fee covers wages and salaries of employees of IMC responsible for the Company's daily operations, fees and expenses of agents and independent contractors providing administrative support for the Company's operations, office space, and all overhead expenses, but does not cover the Company's legal and accounting fees, fees paid to the Indenture Trustee, filing fees, Portfolio Asset transaction costs, taxes, officer and director liability insurance, and similar expenses.

                          The Offering

Notes Offered  $50,000,000 aggregate principal amount of Class A
               10% Income Participating Notes, due December 31, 2005, (the "Notes"). See "Description of the Notes" for a more detailed description of the Notes.

Denomination   The minimum principal amount of Notes you can
               purchase is $5,000. However, the minimum purchase for Individual Retirement Accounts and Keogh Plans is $2,000. After the minimum purchase, sales will be made in increments of $1,000.


Maturity date  December 31, 2005.

Interest Interest at the rate of 10% per annum is payable monthly or quarterly, as you elect, if you purchase at least $15,000 of the Notes, and quarterly if you purchase less than $15,000 of Notes. The first interest payment will represent interest from the date your Note is issued to the end of the first full calendar month or quarter, as applicable. Payment of the fixed interest is guaranteed by IBF.

Additional Interest You will receive Additional Interest payable only out of 5% of the Company's Net Income. Net Income is the gross revenue from operations of the Company (excluding any net gain or credit of an extraordinary nature under generally accepted accounting principles), less all operating and non-operating expenses of the Company (including taxes on income) except the expense for Additional Interest. In the event the Company has a loss for a calendar year, such loss will reduce future years' Net Income for the purpose of calculating future Additional Interest.

Company Redemption  The Company may redeem any portion of the
               Notes from time to time after January 1, 2001.

Holder Redemption   You may tender your Note for redemption under
               hardship circumstances. A request for hardship redemption can be made only during the months of June and December of each year beginning in the year 2000. If you request redemption of your Note, that request is irrevocable and is a binding commitment by you to tender the Note for redemption. The request must provide information on your financial difficulty or change of circumstances, and you must provide any additional information requested by the Company on the hardship situation. The Company has complete discretion on the basis of the information provided or factors unrelated to your personal circumstances to accept or reject the request for hardship redemption. Your Note will be redeemed as of the end of the month (June or December) in which your request is made and accepted. In each calendar year the Company will not redeem more than 10% of the aggregate principal amount of the Notes outstanding on the first day of the year.
               If requests for hardship redemption during a year exceed the 10% limit, redemption will be made on a "first come - first served" basis among the holders requesting redemption.


Redemption Value and Payment  The redemption value of your Note is 100% of the principal plus accrued fixed interest through the date of redemption. Additional Interest will also be paid on Company redemptions. You will receive Additional Interest if you request hardship redemption in December, but not June. Additional Interest will be calculated as of the date of redemption for Company redemptions, and the end of the year for hardship redemptions.

Subordination  The Notes are unsecured and subordinated in right of payment to all future Senior Indebtedness of the Company. The Company has no Senior Indebtedness at present. However, the Company may acquire Portfolio Assets by borrowing a portion of the purchase price and pledging the Portfolio Assets acquired as collateral. It is likely that these obligations will be senior in right of payment to the Notes.

Rating         The Notes are not rated.

Trading Market The Company has no understanding with any broker or market-maker to establish a trading market in the Notes. The Company does not expect that a trading market in the Notes will develop in the future.

Registration   The Note you buy will be registered in your name
               and issued in the form of a note certificate.

Use of Proceeds     Proceeds from the sale of the Notes will be
               used to acquire Portfolio Assets and for general corporate purposes. See "Use of Proceeds."

Trustee, Payment    Continental Stock Transfer &  Trust Company
    Agent and Registrar

Investment Risks    Buying Notes involves a high degree of risk
               and should only be considered if you can afford the loss of your entire investment. See "Risk
               Factors."

                          RISK FACTORS

     You should carefully consider the risk factors set forth below, as well as the other information contained in this Prospectus. This Prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect the Company's plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in this "Risk Factors" section and elsewhere in this Prospectus identify important risks and uncertainties affecting the Company's future, which could cause actual results to differ materially from the forward-looking statements made in this Prospectus.


Recently Organized Company; No Present Source of Revenues

     The Company, which is recently incorporated, has not engaged in any business. Consequently, the Company does not have a history of operations on which to predict future operations. There is no assurance that the Company will be successful in fully implementing its business plan or achieving profitable operations. Furthermore, it is expected that the Company will be subject to uncertainties and risks associated with a new or startup venture. See "Business" and "Plan of Operation."

Discretionary Use of Proceeds

     The Company has broad discretion in applying the net proceeds of this offering. The Company has identified loan investments totaling $4.16 million. Assuming all Notes are sold, the Company will have approximately $38.54 million available to purchase Portfolio Assets yet to be identified. Therefore, you will not be able to evaluate a large portion of the Portfolio Assets purchased with these funds before you invest. You must rely upon the ability of the Company's management to identify and acquire Portfolio Assets consistent with the Company's investment objectives. There is no assurance that management will be able to locate suitable investment opportunities in Portfolio Assets. See "Business," "Use of Proceeds" and "Plan of Operation."

Risks of Capital Investments

     The Company's Portfolio Assets will have a higher degree of risk than traditional financing transactions. The Company's Portfolio Assets will include non-performing loans, loans to companies needing capital to support expansion or maintain a competitive position, and loans to companies operating at a loss or with substantial variations in operating results from period to period. While the Company will endeavor to mitigate these risks, both through analysis of the prospective investment and the form of the investment, there is no assurance that the Company will not realize significant losses. See "Business."

Time Required to Maturity of Investment; Liquidity of Portfolio
Investments

     Management will be devoting substantial resources to finding and evaluating loan opportunities as quickly as possible. Nevertheless, a significant period of time may elapse before the proceeds of this offering will be fully invested in Portfolio Assets. These investments may typically take from one to three years from the date of initial investment to reach maturity.

     Equity Portfolio Assets may consist of securities that are subject to restrictions on sale by the Company because they were acquired from the issuer in a "private placement" transaction. Generally, the Company cannot sell these securities publicly without the expense and time required to register the securities under the Securities Act of 1933. If an exemption from registration is available under Rule 144 (which requires at least a one year holding period for the securities), and there is an established market for the securities, neither of which is assured, the Company would be permitted only limited sales under specified conditions.

     The Company will look for opportunities to liquidate its Portfolio Assets in 2004 with a view to having sufficient capital to pay the Notes on maturity. However, the nature of the Company's Portfolio Assets, general economic conditions, or other factors beyond the Company's control may inhibit its ability to liquidate its assets without substantial discounts. In these circumstances, the Company might not be able to meet its payment obligations under the Notes. See "Business."

Creditworthiness of Borrowers

     The Company will engage primarily in the business of purchasing and collecting performing and non-performing loans from lending institutions, making asset-backed loans, and making short-term facilitation loans. Non-performing loans entail a high risk of non-performance, higher delinquencies, and potentially higher losses than loans from more creditworthy borrowers. The Company expects that the market for loans originated by the Company will be borrowers who are unable to obtain similar financing from traditional lenders, which may entail loans to less creditworthy borrowers. While the Company will employ underwriting criteria and collection methods it believes will control risks inherent in its investments, there is no assurance that such criteria and methods will prevent the Company from realizing losses. Since the Company does not presently have any Portfolio Assets, there is no information on which to evaluate the Company's future performance. In the event the Company experiences greater defaults, higher delinquencies, or higher losses than expected, the Company's earnings will be negatively impacted. See "Business."

Interest Rate Fluctuations May Adversely Affect Results Of
Operations

     The Company's results of operations are likely to be adversely affected by unexpected changes in interest rates. Fluctuations in interest rates will affect the Company's ability to earn a spread between interest received on its Portfolio Assets and the cost of its operations. For example, a substantial or sustained increase in interest rates will negatively impact the value of fixed-rate loans held in inventory by the Company. Decreases in interest rates could cause loans in the portfolio to prepay more quickly. This could result in the Company accelerating the amortization of the premium it paid for the loans and, therefore, decreasing net interest income.

     A rapid decrease in short-term interest rates would also affect the Company with respect to its adjustable-rate loans. The Company's operating expenses, including any interest expense on Senior Indebtedness, are likely to be fixed. Hence, in a period of rapidly decreasing interest rates, the Company could also experience a decrease in net interest income or a net loss in the absence of effective hedging because the Company's expenses remain fixed while the interest rates on the Company's adjustable rate loans decrease.

Variations In Anticipated Mortgage Prepayment Rates May Adversely
Affect Results Of Operations

     Loan prepayment rates vary from time to time and may cause changes in the amount of the Company's net interest income. Prepayments of loans usually increase when interest rates fall below the then-current interest rates on such loans. Prepayments decrease when interest rates exceed the then-current interest rate on the loans. Prepayment experience also may be affected by the geographic location of the properties securing the loans, the credit standing of borrowers, assumability of mortgage loans, conditions in the housing and financial markets, competition, and general economic conditions. In addition, prepayments on adjustable rate loans are affected by the ability of the borrowers to convert to fixed-rate loans and by conditions in the fixed-rate loan market. If the interest rates on adjustable rate loans increase at a rate greater than the interest rates on fixed-rate loans, prepayments on adjustable rate loans may tend to increase. If prepayments increase at a time when interest rates have decreased, then the Company may not be able to reinvest in loans with a similar yield. The Company will seek to minimize prepayment risk through a variety of means, which may include (to the extent capable of being implemented at reasonable cost) structuring a diversified portfolio with a variety of prepayment characteristics and investing in and making loans with prepayment prohibitions and penalties. No strategy can completely insulate the Company from prepayment risks arising from interest rate changes.

Business Risks of Investments

     Holding Portfolio Assets issued by companies and other businesses means that the Company's ability to recoup its capital and realize a gain is subject to all of the general and specific risks of the industry and business activity of those companies, which are beyond the control of the Company. Originating secured loan transactions affords the Company some protection against these risks, but there is no assurance that the Company will be able to recoup its investment through collateral on the loans. Where the investment is made through equity securities, the Company will not have the status of a secured or unsecured creditor, so its risk of loss is much greater. See "Business."

General Economic Risk

     A major risk of financial service businesses such as the Company is the possibility that it will not generate income sufficient to meet operating expenses and debt service. The revenues of the Company from its transactions in Portfolio Assets may be affected by many factors, including: (a) bad debts, insolvency, and bankruptcy; (b) adverse changes in general economic conditions; (c) adverse changes in consumer financing laws or in credit laws and regulations; (d) adverse changes in federal and state securities laws and regulations; (e) unanticipated increases in the costs of collection or other operating costs; (f) increases in business and real estate taxes;
(g) legal restrictions on interest rates, financing charges, and on the forms of disclosure; (h) natural disasters and other factors beyond reasonable control; and (i) increases in interest rates on funds borrowed by the Company not offset by increases in revenues. See "Business."

Competition

     The Company's proposed business is highly competitive. The Company will compete for the acquisition of performing and non-performing loans with a number of national, regional, and local companies. With respect to loans originated by the Company and equity investments, it will also compete with national, regional and local nontraditional lenders and investment bankers. Many of the Company's competitors and potential competitors possess have greater financial, marketing, and operational resources than the Company. There can be no assurance that the Company will be able to compete successfully in its targeted markets. See "Business."

Dependence on Management

     The Company is dependent upon its officers and directors for selecting the Portfolio Assets to acquire. The officers and directors of the Company, particularly Simon A. Hershon and Ehud
D. Laska, have prior experience in debt and equity financing transactions. The ability of the Company to implement its business will depend on their continued participation in the management of the Company. If any of the officers and directors become unavailable, there is no assurance that the Company will be able to find a replacement with the same degree of ability and experience. See "Management."

Lack of Control; Conflicts of Interest

     You will have no right to participate in the management of the Company. IBF, as the sole stockholder of the Company, has the right to elect all of the directors. Simon A. Hershon and Ehud D. Laska, both officers and directors of the Company, are the owners of IBF. IBF is also the owner of other business entities that are engaged in the business of investing in debt and equity securities. The Company may acquire Portfolio Assets in conjunction with affiliates of IBF or management. The Company may also acquire Portfolio Assets issued by affiliates of IBF or management. Furthermore, IBF and its affiliates may receive fees for originating transactions for the Company, which are included in the financing. Conflicts of interest are inherent in the foregoing relationships. These conflicts may be difficult, if not impossible, to resolve in all cases in the best interests of the Company, which could adversely affect the business of the Company. See "Management - Conflicts of Interest."

Payment of Principal and Interest

     The Company, as a newly formed corporation, has minimal assets and equity value. Accordingly, it is unlikely the initial interest payments will be from the Company's earned income. The payment of principal and interest is dependent on the Company's profitability over the course of its operations. Although IBF has guaranteed payment of the 10% Interest on the Notes, the Company has not set up a sinking fund and there is no assurance that the Company will be able to make the interest and principal payments when due. See "Plan of Operation."

Subordination of the Notes and Encumbrances on the Company's
Assets

     The Notes are unsecured and subordinated in right of payment to all future Senior Indebtedness of the Company. If the Company liquidates or reorganizes, then the assets of the Company will be used first to pay Senior Indebtedness and second to pay the Notes (and any other obligations on an equal footing with the Notes). Therefore, there may not be sufficient assets to pay any or all amounts due on the Notes. If payment of Senior Indebtedness is accelerated due to a default, then the lenders under any secured Senior Indebtedness are entitled to the Company's assets pledged as security. Therefore, these assets would not be available to pay the Notes. See "Description of the Notes."

Potential for Additional Indebtedness

     Under the Indenture, the Company can incur substantial additional Senior Indebtedness and unsecured indebtedness equal in right of payment to the Notes. The interest expense on the Notes and the potential interest expense arising from additional indebtedness could substantially increase the Company's fixed charge obligation and limit the Company's ability to meet its obligations under the Notes. See "Description of the Notes."

Tax Classification of Securities

     Interest on the Notes is paid partly out of the Company's assets and partly out of the Company's Net Income. Whether the Additional Interest paid out of Net Income represents interest deductible by the Company for income tax purposes or is a distribution on equity depends on a number of factors, and there is no assurance on how the Internal Revenue Service or a court would interpret those factors in these circumstances. The Internal Revenue Service does not ordinarily issue advance rulings on this issue, because the issue is one primarily of fact. In the event the Internal Revenue Service sought to recharacterize all interest payments or just the Additional Interest payments as distributions on equity, the Company could lose all or some of its interest deductions. This would increase the Company's expense for income taxes and decrease Net Income and Additional Interest paid on the Notes.

Limited Covenants In the Indenture

     The Indenture limits the Company's ability to pay dividends to stockholders, incur additional indebtedness above certain amounts, and engage in certain transactions, including consolidations, mergers, or transfers of all or substantially all of its assets. The covenants in the Indenture are limited and are not designed to protect you in the event of an adverse change in the Company's financial condition or operations. See "Description of the Notes."

No Market for Notes

     There is no public market for the Notes and there is no assurance a market will develop following the offering.
Accordingly, you should purchase the Notes only as a long-term investment with the expectation of holding the Notes until maturity.

No Rating for Notes

     The Notes are not rated by any financial rating organization and may be characterized as "high-yield" securities. The lack of a rating will inhibit the development of a public market for the Notes and your ability to sell the Notes to anyone else.


                         USE OF PROCEEDS

     This table shows how the Company intends to use the gross proceeds of this offering during the year following sale of the minimum amount of Notes. See "Plan of Operation."

                               Assuming Minimum          Assuming Maximum
                              Amount of Notes Sold      Amount of Notes Sold

Gross Offering Proceeds          $1,000,000                 $50,000,000
 Costs of this Note offering        240,000                   4,800,000
 Organization Fee paid to IMC        50,000                   2,500,000
Total Available to acquire
  Portfolio Assets and pay
  fixed iterest and the
  Management Fee                   $710,000                 $42,700,000

     The Company has identified three loan acquisitions totaling $4,160,000, which it will make as soon as it receives sufficient capital from this Note offering. These loans will be purchased, at cost, from IBF, the Company's sole stockholder. If only the minimum is sold, then the Company will invest all of the proceeds and its existing equity capital of approximately $250,000 to purchase one of the loans for $840,000.

     If the Company realizes revenue from its business activity during the first year following the offering, then the Company will use such revenue to cover its fixed costs and apply more of the net proceeds of the Offering to investment in Portfolio Assets. Net proceeds of the Offering will be invested in low-risk liquid investments until used for Portfolio Asset investments.

                        PLAN OF OPERATION

Proposed Operations and Capital requirements

     The Company will use the net proceeds from this offering to acquire performing and non-performing loans, and to make loans. To a limited extent the Company may, at its discretion, invest in equity securities. In no event will the Company's investment in equity securities represent more than 30% of its total investment in Portfolio Assets. See "Business."

     The Company will lend to companies that are unable to obtain financing through commercial banks and lending institutions because they cannot satisfy the restrictive lending criterion of these institutions. Consequently, the Company's loans will have higher potential yields, but also higher risk of loss. The Company will attempt to mitigate its risk through the underwriting process and by obtaining collateral for its loans with a fair value of at least 125% of the loan.

     A significant period of time may elapse before the net proceeds of the offering will be fully invested in Portfolio Assets. Consequently, the Company may use a portion of the net proceeds in the first year after the offering to pay Interest on the Notes, the Management Fee to IMC, and transaction costs arising from the Company's acquisition of Portfolio Assets. This will reduce the amount of capital available for investment. Management estimates that it will take at least one year for the Company to generate sufficient revenue from its Portfolio Assets to cover interest expense, the Management Fee, and transaction costs.

     Management believes that the Company's capital obtained through this offering and internally generated revenue is adequate to meet the Company's obligations and conduct its business operations over the one-year period following completion of the offering. Inflation to the extent reflected in rising interest rates could have an adverse impact on the margins realized by the Company on its investment in Portfolio Assets and its ability to maintain adequate earnings spreads on its investments.

Year 2000 Compliance

     The Company will rely on the internal computer information system used by IMC, which is Year 2000 compliant. The Company does not expect to incur any costs associated with Year 2000 compliance.

                            BUSINESS

General

     Prior to August 1998 the capital markets placed high values on companies with annual gross revenue less than $50 million because of the robust stock market and economy. The stock market volatility that began in August 1998 greatly diminished the value of these companies because of investor preference for larger companies with more stable market values. As a result, the availability of equity capital to companies with less than $50 million in revenue for expansion or working capital has decreased leaving debt financing as the most viable alternative. The competition among smaller companies for debt financing has increased substantially. As such, banks and similar lending institutions can impose more stringent underwriting criteria for their loans. Management believes there is a substantial demand for financing from smaller companies unable to obtain financing from traditional lenders ("Portfolio Companies"). As a result of these market forces, Portfolio Companies are seeking alternative financing sources and are willing to pay more for that financing. The Company's goal is to take advantage of this situation through loan and equity investments ("Portfolio Assets").

     Portfolio Assets will consist primarily of performing and non-performing loans, and loans made by the Company. To a limited extent the Company may, at its discretion, invest in equity and equity related securities issued by Portfolio Companies that the Company believes demonstrate the opportunity for favorable growth or have unrecognized earnings or asset value. In the search for investment opportunities, the Company will focus on Portfolio Companies with established operations and assets, rather than start-up ventures. The Company's business strategy will involve assuming risks in order to realize income and capital growth.

     Specifically, the Company's Portfolio Assets will include:

     - non-performing loans purchased from other lenders secured by real estate, receivables, equipment, or inventory;

     - performing loans purchased from other lenders, which may be secured or unsecured;

     - loans made by the Company secured by real estate, receivables, note obligations, securities, inventory, or equipment; and,

     - short-term facilitation loans made by the Company to meet short-term borrower needs until long term financing is obtained from other sources.

     Portfolio Assets may also include registered and unregistered securities of both public and non-public companies, such as common equity, preferred stock, or equity equivalents. Opportunities may arise in the Company's loan transactions to acquire equity securities directly, or options, warrants, or conversion rights. Equity participation gives the Company the opportunity for capital appreciation over and above interest income. In no event will the Company's investment in equity Portfolio Assets represent more than 30% of its total investment in Portfolio Assets.

     In the acquisition of Portfolio Assets, the Company may participate with unaffiliated or affiliated parties. The Company may also acquire Portfolio Assets issued by affiliates of IBF or management. Furthermore, IBF and its affiliates may receive fees for originating transactions for the Company, which are included in the amount of the financing.

     The Company's business goals are as follows:

     Current Income: The Company will endeavor to achieve a return of at least 18% on each investment.

     Capital Growth: The Company will seek capital appreciation of its underlying investments. Special Situations and

     Special Returns: The Company will pursue particular investments where it can obtain enhanced returns on special situations at higher rates.

The Company's business strategy is as follows:

     Purchase of Debt at Discount: The Company intends to purchase performing and nonperforming loans at discounts arising from the quality of the loans, sellers' needs, or other circumstances.

     Mezzanine Capital: Based on cash flow analysis, the Company will make loans to Portfolio Companies that need to enhance their capital structure for acquisitions and growth. Particular emphasis will be placed on investments in Portfolio Companies in which the Company holds, or can acquire, equity participation and provide management assistance.

     Acquisitions: The Company will provide debt and equity capital to facilitate acquisitions by Portfolio Companies which have prospects for enhanced returns through consolidation, sale, or public offering. Typically, the Company will provide the mezzanine debt to complete the acquisitions and acquire an equity interest as partial consideration for the financing.

      Consolidation: The Company will provide add-on debt or equity to its Portfolio Companies for the purpose of acquisitions and consolidation within their respective industries.

     Growth Financing: Additional lending to Portfolio Companies will be provided by the Company for the purpose of internal growth and build up. Short-Term Facilitation Loans: On a selected and secured basis, the Company will provide short-term loans to facilitate special needs. Such needs might occur when there are timing differences between services provided and collections, or in the event of imminent closure on a sale or financing.

    Going Private Transactions: With the decline in the stock prices of many companies, there will be an opportunity to assist companies which are converting to private ownership through a market tender offer. The Company will endeavor to identify and participate in such opportunities.

     Following its initial transaction, the
Company may also participate in subsequent rounds of financing for its Portfolio Companies. Such follow-on investments will depend on the progress of these companies and availability of funds in the Company.

          The Company anticipates financing opportunities will develop from IBF's business relationships with others, such as capital and investment banking firms, commercial banks, government agencies, and other sources. Further opportunities may be presented directly by individuals or firms seeking funds. The Company does not intend to publicly solicit potential Portfolio Companies for investment.

Loan Acquisitions

The Company will purchase non-performing and performing loans from government agencies and financial institutions. Government agencies such as the Federal Deposit Insurance Corporation, Department of Housing and Urban Development, Department of Agriculture, and The Department of Education have defaulted loan assets, which are sold at discounts to businesses like the Company that rehabilitate the loans or foreclose on existing collateral. In addition to government suppliers, government bank regulations have prompted many traditional lending institutions to sell defaulted loan assets on the open market, rather than rehabilitate the loans. Acquiring nonperforming loans at discounts will provide opportunities to generate substantially higher returns than can be obtained from traditional performing loans. Accordingly, the Company intends to focus its efforts on locating and acquiring non-performing loans that meet its criteria.

          The Company will also seek to acquire performing loans. There is a well-established market for sale of performing loan packages, and the Company will attempt to acquire performing loans that can provide a sufficient return to the Company. It may be expected that some performing loans acquired by the Company may be unsecured, because the returns on these types of loans are higher than returns on secured obligations.

          Before acquiring any loan asset, the Company intends to review all loan documents related to the asset, collateral value
(if applicable), payment history, and the borrowers' financial condition. Based on this review, the Company will formulate a strategy for servicing, rehabilitating, and ultimately selling the loan assets. After completing this evaluation, the Company will determine a bid price for the loan asset using a 30% return to the Company on the bid price (the "Target Return") as a general guideline. The Target Return may vary based on the factors evaluated by the Company. For example, if the Company believes the value of underlying collateral is high compared to the debt obligation, a higher bid price at a lower projected return rate may be acceptable to the Company.

     Once the Company has acquired nonperforming loans, it will attempt to restructure or refinance the loans through workouts with borrowers. If restructuring or refinancing is not possible, the Company will seek ownership of the underlying collateral through foreclosure and collection proceedings. Non-performing loans restructured or refinanced will be serviced by the Company and packaged for sale as performing loans. Assets acquired through foreclosure will be liquidated.

     Opportunities may arise where the Company can leverage its loan investments by borrowing a portion of the purchase price. Generally, the Company does not intend to make leveraged investments unless it expects the return on the loans will be sufficient to service the debt incurred to make the investment and provide an acceptable return to the Company. It should be excepted that any leveraged investment will be secured by the loan acquired and that repayment of the obligation incurred will be senior in priority to payment of the Notes.

Loan Origination

     The Company intends to look for opportunities to use the proceeds of the offering to originate assetbacked or collateralized loans and short-term facilitation loans. The targeted market will include Portfolio Companies that, because of credit history or other circumstances, are unable to obtain similar financing from traditional lenders. The Company will identify these loans through institutions such as banks, general lenders of corporate obligations, mortgage lenders, and real estate and finance companies.

     Before originating a loan, the Company intends to perform a thorough review of the value of the underlying security, which might include the examination of the underlying collateral value and payment history, as well as the borrower's financial condition. In some cases, the Company will retain a third party appraiser to complete an evaluation of the collateral. The
Company will only originate a loan in those cases where the underlying collateral is equal to, or exceeds, the amount of the loan.

     Typically, repayment will be made from cash flow of the Portfolio Company. In those few cases when this method of repayment becomes unfeasible, the Company will attempt to restructure or refinance the loan. If restructuring or refinancing is not possible, the Company will seek ownership of the underlying security through sale, liquidation, or collection of the outstanding collateral. Specific Loan Transactions
The Company will use the proceeds of this offering to purchase three loans from IBF and its affiliates. The loans will be purchased at cost, which is the unpaid principal amount of the loans on the date of purchase. The Company will not purchase an identified loan if a default has occurred at the time of purchase.

     The Company will purchase a loan in the
principal amount of $1.8 million made to a borrower unrelated to IBF and its affiliates. The loan bears interest at the rate of 15% per annum and is secured by a hotel located in Atlanta. An independent appraisal of the hotel placed its value at approximately $2.7 million. The loan matures at the end of June 1999. The loan was used by the borrower to purchase the hotel property. The borrower paid a fee of $90,000 to the lender for making the loan, which was included in the principal amount of the loan.

     The Company will purchase a $1.52 million loan to a borrower unrelated to IBF and its affiliates, which was used to acquire a parcel of undeveloped commercial land in the U.S Virgin Islands. The loan bears interest at the rate of 12% per annum, and is secured by the land purchased with the loan.
An independent appraisal of the land placed its value at $13.0 million. The loan matures in September 2000. The lender received a fee of $78,700 for making the loan, which was included in the loan principal.

     The Company will purchase a loan that was made for $840,000 in November 1998, to a corporation controlled by Simon A. Hershon and Ehud D. Laska, both officers and directors of the Company. The loan matures in November 1999, and bears interest at the rate of 15% per annum. It is secured by all of the capital stock of the borrower. Based on the discounted cash flow of the borrower over a period of three years from the date of the loan, the value of the borrower is $1.25 million.
The loan was used by the borrower to acquire an employee benefit administration business located in California. A fee of $85,000 was paid to IBF for making the loan, which is included in the principal amount of the loan.

Equity Investment

     Where the Company believes there are
opportunities for capital appreciation of the Portfolio Companies to which it makes loans, the Company may seek to acquire options, warrants, conversion rights, or preferred stock.
Typically options, warrants, and conversion rights have a nominal initial cost, and are exercised only after the Company determines that the value of the underlying security equals or exceeds the cost of exercise and there is, or expected to be, an opportunity to liquidate the investment. The Company will only consider investing in preferred stock when it is part of a larger financing package, which includes a loan from the Company, so that the total projected return on the loan and preferred stock is acceptable to the Company.

     The Company will consider acquiring an equity right or interest in Portfolio Companies that have the potential for significant capital appreciation. The Company will evaluate a number of factors to determine the capital appreciation potential of Portfolio Companies. These factors include, the asset base of the Portfolio Company, operating history; the market for its products or services, management, the potential for growth, and other elements that may be evaluated in specific instances.

     Equity investments will require varying
lengths of time to mature but, in general, one to three years or longer may well elapse before an investment appreciates in value. The ability to liquidate an investment once it has appreciated in value is critical to realizing returns on the Company's investments. Realizing the appreciation in equity Portfolio Assets will also be highly dependent on general economic and financial market conditions, which are beyond the control of the Company. Methods for liquidating the Company's investment include, repurchase or redemption of the Portfolio Assets by the Portfolio Company, sale or merger of the Portfolio Company, and public or private sale of the equity securities.

Competition

     The finance business of the Company is
highly competitive. The Company will compete with a number of national, local, and regional companies that pursue the same Portfolio Assets as the Company. Many of the Company's competitors and potential competitors possess substantially greater financial, marketing, technical, personnel and other resources than the Company. In addition, the Company's future profitability will be directly related to the availability and costs of its capital relative to that of its competitors. The Company's competitors may have access to capital at a lower cost than the capital available to the Company through the Notes described in this prospectus. The lower cost of capital could give competitors an advantage in bidding for performing and non-performing loan assets, the terms of financing offered to prospective customers on new loan transactions, and the price the Company can pay for equity securities.

Employees

     The Company does not have, and does not
expect to have, any full time employees. No salaries will be paid to the executive officers of the Company. All employee support services required for the Company's operations will be provided by IMC and is included in the Management Fee.

Legal Proceedings

    The Company is not a party to any pending legal proceedings. To the knowledge of management, no legal proceedings are threatened against the Company.

Offices

     The principal offices of the Company will be located at the offices of IMC, which are also the offices of IBF, at 1733
Connecticut Avenue, N.W., Washington, DC 20009. Management believes that the office space available at this location is adequate for its foreseeable needs.

                       IBF PRIOR LOAN HISTORY

     InterBank Funding Corporation ("IBF"), is a Delaware corporation in which Simon A. Hershon and Ehud D. Laska are the controlling stockholders. IBF is the parent of the Company. IBF is also the parent of five other private funds formed for the purpose of acquiring performing and non performing loans, originating loans, and investing in equity and debt securities. Each of the funds obtained capital by offering and selling notes to investors in private placements. The total amount of capital invested in Notes issued by the funds is approximately $20,000,000, which was contributed by approximately 600 investors.

     The funds have completed forty-eight transactions totaling
$22,615,540. The average loan amount is $471,157 and the average loan maturity is 11 months. The average loan return is 32.25%. The collateral value of these transactions totals $86,839,354.

     The funds have made thirteen loans to affiliated entities, which totaled $5,460,800. Seven loans in the amount of $1,705,000 have been repaid. Six loans in the amount of $3,755,800 remain outstanding. The funds originating the loans received $171,000 in origination fees from these loans. On all other transactions, the originating funds received $687,000 in origination fees. Appendix I to this prospectus lists each loan made by the funds owned by IBF and shows for each loan, the loan purpose, loan amount, fair value of collateral, repayment status and revenue achieved or anticipated to be achieved. None of the funds has invested in equity securities to date. To the extent that the Company may invest a portion of its capital in equity Portfolio Assets, the information presented on the loan activity of the funds is not relevant to how well the Company may perform in its equity investments.

                        MANAGEMENT

     The Company's business will be managed by IMC and the Company's officers and directors. The following persons are the officers and directors of the Company:

Name                       Age      Position

Simon A. Hershon           51       CEO, President and Director

Ehud D. Laska              49       Executive Vice President and Director

Ivan M. Krasner            47       Senior Vice President and Director

David C. Chabut            40       Chief Financial Officer

Laura J. Quinting          26       Vice-President and Secretary

Biographies

    The following are brief biographies of the officers and directors:

     Simon A. Hershon has, for the past 21 years, been the President and C.E.O. of the InterBank Companies, three separate but closely related divisions that offer financial advisory, asset management, merchant banking, and investment services to business, institutions and individuals in the hospitality, real estate, finance, and communications industries. Mr. Hershon's education and professional experience combine to provide InterBank's clientele with an in depth understanding of institutional and corporate finance, real estate finance and development, and hospitality turn-arounds. Mr. Hershon graduated from the U.S. Naval Academy and subsequently served in nuclear powered submarines in the U.S. Navy. He received both a Masters and Doctorate in Business Administration from Harvard University where he concentrated in finance and graduated with honors.

     Ehud D. Laska is the President of American Eagle
Funding and is a founding partner and Managing Director of the InterBank Capital Group. Through these firms, Mr. Laska specializes in building up companies through same industry consolidation and acquisitions. Mr. Laska is also the Chairman of Coleman & Company Securities, Inc., a member firm of the National
Association of Securities Dealers, Inc., and the Dealer-Manager for this offering. Mr. Laska has also served as a director of Headway Corporate Resources, Inc., a publicly held corporation engaged in human resource management, since August 1993. From
August 1994 to February 1996, Mr. Laska served as a managing director at the investment banking firm of Continuum Capital, Inc. While serving as a Managing Director with Tallwood Associates, Inc., a boutique investment banking firm, from May 1992 to August 1994, Mr. Laska founded the Private Equity Finance Group, which merged with Continuum Capital, Inc. in August 1994. Prior to 1992, Mr. Laska was a senior investment banker with the Wall Street firms of CS/First Boston, Drexel Burnham Lambert, Paine Webber, and
Laidlaw Equities.  Mr. Laska graduated from the University of
Massachusetts with a BSc in Engineering and holds an M.S. degree in engineering from Brown University and an MBA from Stanford
University.

     Ivan M. Krasner has been employed since September, 1998, by IBF and its affiliates to coordinate financing for their respective business activities. Mr. Krasner is also a registered representative with Coleman & Company Securities, Inc. Mr. Krasner has over 20 years experience in business development, strategic positioning and marketing expertise. Most recently, Mr. Krasner was Vice President of Orbitex Management, a Europeanbased mutual fund group specializing in global sector funds. For over 10 years prior to 1995, Mr. Krasner served in a number of positions, most recently Senior Vice President, with PLM International, a major originator of equipment leasing direct participation programs.

     David C. Chabut is the Chief Financial Officer of the
Company and InterBank Capital Group only.  He became Chief
Financial Officer of InterBank Capital Group in August 1998. From
October 1995 to May 1998, Mr. Chabut was the Chief Financial
Officer of UNIVEC, Inc., a publicly-held medical device manufacturer. Prior to October 1995, Mr. Chabut was an independent financial consultant. During 1993, he was Chief Operating Officer of
MediMax, Inc., which participated in accounts receivable financing for health care providers. For 11 years prior to 1993, Mr. Chabut was a senior consultant for Coopers & Lybrand.

     Laura J. Quinting has served as a Vice President of the Company since its inception and of the InterBank Companies since August, 1994. In this capacity, Ms. Quinting provides oversight in the areas of operations, investor and broker relations and fund management. For the InterBank Companies, Ms. Quinting has also managed the development of a residential community, which included the coordination between joint venture partners, capital sources, builders and contractors. She has also served as director of marketing for the InterBank Companies since January, 1994. Ms. Quinting has also provided asset management services to the City of Richmond, Virginia since December, 1994. Ms. Quinting graduated from the University of Delaware with a Bachelor's degree in political science and economics in June 1994.

Compensation

     IMC is a Delaware corporation in which Simon A. Hershon is the sole officer, director, and stockholder. No executive compensation will be paid directly by the Company to its officers. IMC will bear all costs of operating the Company. IMC will receive an annual Management Fee for its services equal to 2% of the gross assets of the Company for providing all administrative support required to operate the Company, including, wages and salaries of employees of IMC responsible for the Company's daily operations, fees and expenses of agents and independent contractors providing administrative support for the Company's operations, office space, and all overhead expenses. The Management Fee does not cover the Company's legal and accounting fees, filing fees, investment transaction costs, taxes, officer and director liability insurance, and other administrative expenses. The Company's executive officers do receive compensation from IMC.
Conflicts Of Interest

     Investors will have no right to participate in the management of the Company. IBF, as the sole stockholder of the Company, has the right to manage the business affairs of the Company and to appoint all directors. IBF is the sole equity owner of five other companies engaged in activities similar to the proposed business of the Company, and may participate as a controlling stockholder in other corporations or partnerships formed in the future to pursue business activities similar to that of the Company. IBF also participates in various loan transactions for its own account. Simon A. Hershon and Ehud D. Laska, directors and officers of the Company, are the owners of IBF. Furthermore, Mr. Hershon is the sole owner of IMC, which provides management services to the Company. The Company may participate with one or more affiliates of IBF, Mr. Hershon, or Mr. Laska in its investment activities. The Company may invest in Portfolio Companies in which these affiliates have an interest. In addition, fees for originating the Company's investment in Portfolio Assets may be paid to IBF, officers and directors of the Company, or the affiliates of these persons. Certain conflicts of interest are inherent in the foregoing relationships, including the selection of investment opportunities for the Company, allocation of management time and resources to the operations of the Company, and the use of the Company's capital to pay fees to affiliates. Although the Indenture provides that the Company may not participate in a transaction with an affiliate, except in good faith and on terms that are no less favorable to the Company than those that could have been obtained from a person not an affiliate of the Company, no other policy or restriction has been adopted by management to resolve conflicts of interest that might arise.

DESCRIPTION OF THE NOTES

     The Notes will be issued under an Indenture between the Company and Continental Stock Transfer & Trust Company as trustee (the "Trustee"). The Indenture is an exhibit to the Registration Statement of which this prospectus is a part. The Indenture is governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary does not contain all information that may be important to you. You are welcome to review the Indenture by obtaining a copy in the manner described under "Additional Information", below.

General

          The Notes are general, unsecured obligations of the Company and are limited to $50,000,000 aggregate principal amount. The Notes will be subordinated to all future Senior
Indebtedness of the Company as described under "-Subordination" below. The Notes will mature on December 31, 2005, subject to redemption in limited circumstances. See "- Redemption."
Fixed interest at the rate of 10% per annum will be paid on the Notes. IBF guarantees payment of fixed interest. If you purchase at least $15,000 of Notes, the fixed interest is paid to you monthly or quarterly, as you elect. If you purchase less than $15,000 of Notes, then you will be paid fixed interest quarterly. The interest payment will be made to the holder of record as of the close of business on the 10th day prior to the interest payment date, which is the end of the applicable monthly or quarterly period. In the event an interest payment date falls on a day other than a business day, interest will be paid on the next business day. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. Principal and interest will be payable at an office or agency maintained by the Company in New York, New York.

     You will receive additional interest (the "Additional Interest"), within 120 days following the end of each calendar year. Additional Interest is payable only out of five percent of the Net Income of the Company. Net Income is gross revenue from operations of the Company, less all operating and non-operating expenses of the Company, including taxes on income and excluding Additional Interest, all determined in accordance with generally accepted accounting principles applied on a consistent basis. In the event the Company has a loss for a calendar year, such loss will reduce future years' Net Income for the purpose of calculating future Additional Interest.

     The Company will issue the Notes in denominations of $1,000 and integral multiples thereof. The Notes will be issued in certificated form.

     The Company will furnish to holders of the Notes annual reports containing audited financial statements of the Company.

Redemption

     After January 1, 2001, the Company may redeem any portion of the Notes from time to time on not less than 30 days' advance notice to you. After the redemption date specified in the notice, your Note ceases to accrue Interest and Additional
Interest. Partial redemptions will be allocated among holders of the Notes by lot.

     You may tender your Note for redemption
under hardship circumstances beginning in the year 2000. A request for hardship redemption may only be delivered to the Company during the months of June and December. The request is irrevocable and represents a binding commitment by you to tender the Note for redemption. The request must provide information on your financial difficulty or change of circumstances and you must provide any additional information requested by the Company on the hardship situation. The Company has complete discretion on the basis of the information provided or factors unrelated to your personal circumstances to accept or reject the request for hardship redemption. Notes will be redeemed as of the end of the month in which the request for redemption is made. The amount of Notes redeemed in each calendar year may not exceed 10% of the aggregate principal amount of the Notes outstanding on the first day of each calendar year. In the event requests for redemption during a year exceed the 10% limitation, redemption will be made on a "first come - first served" basis among the holders of the Notes requesting redemption. The Indenture does not contain any other provision that permits you to require that the Company redeem your Note.

     The redemption value is equal to 100% of the principal amount of your Note plus accrued Interest through the date of redemption. Furthermore, Additional Interest will be paid on Company redemptions and hardship redemptions effected in December, but not June. Additional Interest will be calculated as of the date of redemption, in the case of Company redemptions, and the end of the year, in the case of December hardship redemptions. Payment of principal and Interest will be made on the redemption date with respect to a Company redemption. In the case of a hardship redemption, payment of principal and Interest will be made on or before the end of the following month. For both a Company redemption and December hardship redemption, Additional Interest will be paid on its scheduled annual payment date.

Subordination

     The Notes will be subordinated to the prior payment in full of all Senior Indebtedness of the Company, which includes fees and expenses of the Trustee. The Company may not incur Senior Indebtedness in an amount exceeding the total amount of Notes sold in this offering.

     After the receipt by the Trustee of a written notice specifying that a payment default under any Senior Indebtedness has occurred (a "Senior Event of Default"), the Company may not make any principal or interest payments on your Note and neither the Trustee nor the holders of the Notes may accelerate the maturity of the Notes until: (i) the Senior Event of Default is cured,
(ii) the Senior Event of Default is waived by the holders of the Senior Indebtedness, or (iii) the expiration of 180 days after the date the Default Notice is received by the Trustee, if the maturity of the Senior Indebtedness has not been accelerated. Upon cure of the Senior Event of Default, payment to you of principal, Interest, and Additional
Interest will resume.

     Upon a distribution of assets, dissolution, winding up, liquidation or reorganization of the Company, upon an assignment for the benefit of creditors, or if the principal of the Notes has been declared due and payable and such declaration has not been rescinded or annulled, then in any such instance all Senior
Indebtedness must be repaid in full before any payment of principal or interest on the Notes can be made. Any subordination will not prevent the occurrence of an Event of Default under the Indenture. See "--Events of Default; Notice and Waiver."

          As stated above, by reason of the
subordination of the Notes, in the event of liquidation of the Company, the Holders of the Notes will not receive payment until Senior Indebtedness is paid in full. Also, by reason of the subordination provisions, the holders of the Notes may receive payments less ratably than other creditors of the Company. Although the Company presently has no outstanding Senior Indebtedness, Senior Indebtedness may be issued or incurred in the future, subject only to the limitation set forth above on the amount of Senior Indebtedness.

Limitation On Restricted Payments

     The Company can not (i) declare or pay any dividend, either in cash or property, on any shares of its capital stock (except dividends or other distributions payable solely in shares of capital stock of the Company), (ii) purchase, redeem or retire any shares of its capital stock or any warrants, rights or options to purchase or acquire any shares of its capital stock, or (iii) make any other payment or distribution, either directly or indirectly, in respect of its capital stock, if an Event of Default will occur after giving effect to the transaction. Notwithstanding the foregoing, the Company may make a previously declared distribution on its capital stock if at the date of the declaration the distribution was permitted under this restriction.

Limitations on Transactions with Affiliates

     The Company may not participate in a transaction with an affiliate, except in good faith and on terms that are no less favorable to the Company than those that could have been obtained in a comparable transaction on an arm's length basis from a person not an affiliate of the Company.

Limitations On Mergers, Consolidations, etc.

     The Company may not liquidate or dissolve itself, sell or dispose of substantially all of its assets except to create liquidity to pay the Notes, or make any material change in its business. The Company may merge or consolidate with another entity; provided that such merger or consolidation will not materially change the business of the Company, the new entity fully assumes all obligations of the Company, and after giving effect to the transaction no default shall exist.

Events of Default, Notice and Waiver

     An event of default under the Indenture includes:

(i) failure to pay the principal on the Notes when due at maturity, upon redemption, or upon repayment, as provided in the Indenture;

(ii) failure to pay any interest on the Notes when due, which default continues for 30 days;

(iii) failure to perform any other covenant set forth in the Indenture for 30 days after receipt of written notice from the Trustee or holders of at least 30% in principal amount of the outstanding Notes under the Indenture specifying the default and requiring the Company to remedy such default;

(iv) default in the payment of any indebtedness of the Company having an outstanding principal amount of $5,000,000 and such default results in acceleration of the indebtedness;

(v) certain events of insolvency, receivership, or reorganization of the Company, and

(vi) entry of a final judgment, decree or order against the Company for the payment of money in excess of $5,000,000 in certain circumstances.

     If an event of default shall occur and be continuing, the Trustee may at its discretion proceed to protect and enforce its rights and the rights of the holders. The Trustee is required to enforce such rights at the written request of holders of a majority of the outstanding Notes and upon being indemnified to its satisfaction. If an event of default shall occur and be continuing, subject to the subordination provisions of the Indenture, either the Trustee or the holders of at least 30% of the outstanding Notes may accelerate the maturity of all outstanding Notes. Prior to any judgment or decree for the payment of money being obtained, the holders of a majority of the outstanding Notes may waive an event of default resulting in acceleration of the Notes, but only if all events of default have been remedied or waived.

     The Company must furnish quarterly, to the Trustee an Officers' Certificate stating whether, to the best of the knowledge of the officers executing such certificate, the Company is in default under any of the provisions of the Indenture and describing any existing defaults.

     A holder will not have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless

(i) the holder has previously given to the Trustee written notice of a continuing event of default,

(ii) the holders of at least 30% of the outstanding Notes have made a written request and offered reasonable indemnity to the Trustee to institute such proceedings,

(iii) the Trustee has failed to institute such proceeding within 60 days, and

(iv) the Trustee has not received from the holders of a majority of the outstanding Notes a direction inconsistent with such request.

     However, you have an absolute right to receive payment of principal and interest on your Note on or after the due dates and to institute suit for the enforcement of any such payments.

Modification And Waiver

     With certain limited exceptions which permit modification of the Indenture by the Company and Trustee without the consent of any holders of the Notes, the Indenture may be modified by the Company with the consent of holders of not less than a majority of the outstanding Notes, if the Notes are affected by the modification. No change can be made without your consent if the effect is to:

(i) change the maturity date of principal or the payment date of any interest on your Note,

(ii) reduce the principal of, or the rate of interest on, your Note,

(iii) change the coin or currency in which any portion of the principal of, or interest on, your Note is payable,

(iv) impair your right to institute suit for the enforcement of any such payment,

(v) reduce the percentage of holders of the outstanding Notes necessary to modify the Indenture, or

(vi) modify the foregoing requirements or reduce the percentage of outstanding Notes necessary to waive any past default.

     The holders of a majority of the outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture.

Satisfaction And Discharge Of Indenture; Defeasance

      The Indenture provides that the Company may terminate its obligations under the Indenture with respect to all Notes which have become due and payable by delivering to the Trustee, in trust for such purpose, money and/or Government Obligations which, through the payment of interest and principal, will provide money in an amount sufficient to discharge the entire indebtedness on the Notes. Defeasance of the Notes is subject to delivery to the Trustee of an opinion of independent counsel that holders of the outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and termination and certain other conditions.

The Trustee

     Continental Stock Transfer & Trust Company is the Trustee under the Indenture. Its principal corporate trust office is located at 2 Broadway, New York, NY 10004. The Trustee is not responsible for any investment decisions of the Company and shall not be held responsible or liable for any such decisions.

                       PLAN OF DISTRIBUTION

     Subject to the conditions set forth in
this prospectus and in accordance with the terms and conditions of the Indenture and the Dealer-Manager Agreement between the Company and the DealerManager, the Company will offer through the Dealer-
Manager, on a  best efforts basis, a maximum
$50,000,000 in principal amount of the Notes. The minimum subscription is $5,000 ($2,000 for IRAs and Qualified Plans, including Keogh plans) except in certain states. See "Investor
Suitability And Minimum Investment Requirements."  The Dealer-
Manager is an affiliate of IBF, the sole stockholder of the Company.

     The sales commission paid to the Dealer-Manager is 8% of the gross offering proceeds. In addition, the Company will pay a nonaccountable expense allowance of 1% of the gross proceeds of the offering and additional compensation in an amount equal to 2.5% of the Company's annual Net Income for each calendar year in which the Notes are outstanding. The Dealer-Manager may reallow the selling compensation to Selected Dealers participating in the Offering. It is expected Notes will be sold primarily through the Selected Dealers and to a limited extent by the DealerManager. The Dealer-
Manager Agreement and the Selected Dealer Agreements contain provisions for the indemnification of the Dealer-Manager and participating Selected Dealers by the Company with respect to certain liabilities, including liabilities arising under the Securities Act. The Dealer-Manager may be deemed to be an "underwriter" for purposes of the Securities Act in connection with this offering.

     Until subscriptions for $1,000,000
of Notes have been accepted by the Company, all funds received by the DealerManager and Selected Dealers from subscriptions for Notes will be placed in an escrow account with Continental Stock
Transfer & Trust Company, as escrow
agent. If less than $1,000,000 of Notes are sold within three months following the date of this prospectus (unless extended by the Company and DealerManager for an additional three months), all proceeds raised will be promptly returned to investors, without paying interest and without deducting any sales commissions or expenses of the offering.
Investors will not have the use of their funds, will not earn interest on funds in escrow, and will not be able to obtain return of funds placed in escrow unless and until the minimum offering period expires. In the event the minimum amount of Notes is sold within the minimum offering period, the offering will continue until [18 months from Effective Date], all Notes are sold, or terminated by the Company, whichever occurs first.

     The offering of the Notes is made subject to prior sale and to withdrawal, cancellation, or modification of the offer without notice. The Dealer-Manager and the Company reserve the right to reject any order for the purchase of Notes.

INVESTOR SUITABILITY AND MINIMUM INVESTMIENT REQUIREMENTS;
SUBSCRIPTION PROCEDURES

General Suitability Considerations

     Among the reasons for establishing investor suitability standards and minimum dollar amounts of investment is that there is no public market for the Notes and none is expected to develop. Accordingly, only persons able to make a long-term investment and who have adequate financial means and no need for liquidity with regard to their investment should purchase the Notes. An investment in Notes is not appropriate for you if you must rely on cash distributions with respect to their Notes as your primary, or as an essential, source of income to meet your necessary living expenses.

Requirements Concerning Minimum Investment and Minimum Investor
Net Worth/Income

     Minimum Investment.  For investors
other than Qualified Plans and IRAs, the minimum investment is $5,000 in principal amount of the Notes. For Qualified Plans and IRAs, the minimum investment is $2,000 in principal amount of the Notes.

      Minimum Net Worth/Income.  Except with respect to
Qualified Plans and IRAs, Notes will be sold to you only if you represent in writing:

(i) your net worth is at least $40,000 in excess of the proposed investment in the Notes and you have an annual gross income of at least $40,000, or

(ii) irrespective of annual gross income, your net worth is at least $75,000, or

(iii) that you satisfy the suitability standards imposed by the state in which you reside, if such standards are more stringent than those set forth above.

All computations of your net worth must exclude the value of your home, home furnishings, and personal automobiles. All other assets should be valued at their fair market value.

     If an investor is a Qualified Plan or an IRA, such investor must represent (i) that the IRA owner or the participant in the self-directed Qualified Plan satisfies the foregoing standards, or (ii) if other than a self-directed Qualified Plan, that the Qualified Plan satisfies the foregoing suitability standards.

          You must execute a copy of the Subscription Agreement, the form of which is attached as Appendix B to this prospectus, to evidence your compliance with the foregoing standards and the requirements of applicable laws.

How to Subscribe

     If you meet the suitability standards set forth above you subscribe to purchase Notes. You must personally execute the Subscription Agreement and deliver to the DealerManager or Selected Dealer soliciting the investment with payment of the purchase price for the Notes. In the case of IRA and Qualified Plans, both owners and the plan fiduciary (if any) must sign the Subscription Agreement. In the case of grantor trusts or other trusts in which the grantor is the fiduciary, such grantor must sign the Subscription Agreement. In the case of other fiduciary accounts in which the donor does not exercise control and is not a fiduciary, the plan fiduciary alone may sign the Subscription Agreement.

          All subscription payments should be made payable to "_________________ - Escrow Account." Subscription payments will be deposited in the escrow account no later than noon of the next business day following receipt. After the minimum of $1,000,000 in principal amount of Notes is sold within the minimum offering period, subscription payments will continue to be deposited and cleared through the escrow account.
The Company and Dealer-Manager will promptly review, and accept or reject at their discretion, each subscription. If a subscription is rejected, the subscription payment will be promptly refunded, without deduction of any offering expenses and without payment of interest.

     Affiliates of the Company, DealerManager, and the Selling Dealers will have the right, but not the obligation, to subscribe for and purchase Notes for their own account for investment purposes, subject to the terms and conditions contained herein. Such affiliates may purchase Notes prior to sale of the minimum $1,000,000 of Notes, which will count toward the achievement of the minimum requirement. All Notes purchased by such parties will be purchased solely for investment purposes and not with a present view towards resale or distribution.

                       SALES MATERIAL

     In addition to and apart from this prospectus, the Company will utilize certain sales material in connection with the offering of Notes. This material may include reports describing the Company and its affiliates and a brochure and audio-visual materials or taped presentations highlighting various features of this offering. The Company and its affiliates may also respond to specific questions from Selected
Dealers and prospective investors. Business reply cards, introductory letters or similar materials may be sent to Selected Dealers for customer use, and other information relating to this offering may be made available to Selected Dealers for their internal use. However, this offering is made only by means of this prospectus. Except as described herein or in supplements hereto, the Company has not authorized the use of other sales materials in connection with this offering. Although the information contained in such material does not conflict with any of the information contained in this prospectus, such material does not purport to be complete and should not be considered as a part of this prospectus or the registration statement of which this prospectus is a part, or as incorporated in this prospectus or the registration statement by reference or as forming the basis of this offering of Notes.

                        LEGAL MATTERS

     The legality of the issuance of the Notes offered hereby and certain other matters will be passed upon for the Company by Lehman, Jensen & Donahue, L.C., Salt Lake City, Utah.

                           EXPERTS

     The balance sheet of the Company at January 20, 1999, appearing in this Prospectus and Registration Statement has been audited by Radin, Glass & Co., LLP, independent auditors, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                    ADDITIONAL INFORMATION

     The Company has filed a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Notes offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Notes offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part of the Registration Statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission's Internet web site at http://www.sec.gov.

INDEPENDENT AUDITOR'S REPORT


IBF VI - Guaranteed Income Fund Washington, DC

     We have audited the accompanying balance sheet of IBF VI Guaranteed Income Fund (A Development Stage Enterprise) as of January 20, 1999. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with
generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of
material misstatement.   An audit includes  examining, on a test
basis, evidence  supporting the  amounts  and disclosures in the
financial statements.   An audit also includes
assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of IBF VI - Guaranteed Income Fund (A Development
Stage Enterprise), as of January 20, 1999, in conformity with generally accepted accounting principles.


RADIN, GLASS & CO., LLP
 Certified Public Accountants

New York, NY
January 20, 1999

IBF VI  -  GUARANTEED INCOME FUND
(A Development Stage Enterprise)

BALANCE SHEET

JANUARY 20, 1999


ASSETS

CURRENT ASSETS:

          Cash                               $  250,000

TOTAL CURRENT ASSETS                            250,000

DEBT ISSUANCE COSTS                              20,776

                                             $  270,776


STOCKHOLDER'S EQUITY

Common stock, $1 par value, 1,000
 shares authorized, issued ane outstanding   $    1,000

Additionl paid-in capital                       269,776

                                             $  270,776



See notes to financial statements.

IBF VI - GUARANTEED INCOME FUND
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS
JANUARY 20, 1999


1.   INITIATION OF BUSINESS
On June 8, 1998, IBF VI Guaranteed Income Fund (the "Company") was formed to engage in the business of purchasing,
holding   and disposing  of debt  and
equity   securities,
instruments, or other ownership interest or assets issued by/owned by, as the case may be, individuals, corporations and other entities. The investments will usually take the form of
debt securities       or instruments  and/or  equity securities.
There have been no operations as of January 20, 1999.

2.   SIGNIFICANT ACCOUNTING POLICIES

a.    Development  stage - The Company is a
development stage enterprise and will continue as a development stage enterprise until such time as it has significant revenues from operations.

b.   Debt issuance costs  - Debt issuance
costs will be charged against additional paidin capital upon successful completion of the Company's proposed public offering.
In the event   the offering is not completed, such
costs will be charged to expense.

c.    Pervasiveness of estimates - The
preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.   PROPOSED PUBLIC OFFERING
The Company  anticipates offering $50,000,000 of 10%  Income
Participating Notes, Class A (the "Notes") of  IBF  VI,
Guaranteed  Income Fund. The Notes may be subordinated to future
Senior Indebtedness of the  Company.

Any amount of the Notes is redeemable at the option of
the Company after January 1, 2001. Notes may be redeemed at the request of the registered holders of the Notes ("Holders")
under limited   circumstances.     The
redemption value of each Note is equal to 100% of its principal amount plus accrued Interest and Additional Interest, if any.

The minimum principal amount of Notes that may be purchased is $5,000 for all investors, except for Individual Retirement
Accounts and Keogh Plans, for which the minimum purchase is $2,000.

Appendix A - The InterBank Funds Loan History

Origination  Loan Type  Loan Amount  Collateral  Loan to  Projected  Achieved  Disposition  Duration  Annualized  Annualized
   Date                                 Value     Value    Revenue   Revenue                (months)  Projected     Actual
                                                                                                        Yield       Yield
05/02/96     Commercial  $450,000     $1,300,000   35%     $17,115    $28,181   Paid in full    4       45.63%      43.26%
05/23/96     Real Estate $750,000     $1,548,352   48%     $118,750   $101,875  Paid in full   10       26.06%      15.79%
08/06/96     Commercial  $850,000     $2,167,000   39%     $53,904    $78,000   Paid in full    4       25.37%      27.53%
10/10/96     Commercial  $125,000     $970,500     13%     $50,069    $50,000   Paid in full    8       60.08%      60.00%
12/10/96     Commercial  $112,500     $1,358,000    8%     $85,945    $46,150   Paid in full   23       36.67%      21.40%
12/30/96     Real Estate $650,000     $2,901,899   22%     $285,795   $261,428  Paid in full   15       35.17%      28.64%
03/10/97     Commercial  $88,500      $3,650,000    2%     $79,730    $38,548   Outstanding    28       38.61%      N/A
03/10/97     Real Estate $600,000     $2,901,899   21%     $120,780   $75,775   Outstanding    29       19.99%      N/A
03/12/97     Commercial  $109,847     $1,103,000   10%     $103,805   $49,734   Outstanding    28       40.50%      N/A
03/31/97     Real Estate $400,000     $2,901,899   14%     $121,917   $90,231   Outstanding    29       20.18%      N/A
04/01/97     Commercial  $307,500     $970,500     32%     $250,390   $128,022  Outstanding    27       36.19%      N/A
08/28/97     Real Estate $280,000     $6,900,000    4%     $203,023   $147,672  Outstanding    22       39.55%      N/A
09/08/97     Real Estate $500,000     $2,000,000   25%     $165,472   $154,507  Outstanding    18       25.57%      N/A
12/05/97     Commercial  $787,500     $2,060,810   38%     $473,438   $263,020  Outstanding    19       37.97%      N/A
01/26/98     Commercial  $425,000     $851,353     50%     $79,000    $81,000   Paid in full    8       32.32%      32.57%
02/02/98     Real Estate $175,000     $888,462     20%     $89,708    $113,230  Paid in full    9       76.89%      86.27%
02/19/98     Commercial  $253,500     $507,000     50%     $6,524     $9,568    Paid in full    1       30.88%      30.19%
03/04/98     Commercial  $362,000     $958,445     38%     $46,560    $39,871   Outstanding    16       35.66%      N/A
03/06/98     Commercial  $180,000     $180,000     56%     $33,782    $25,763   Paid in full    9       27.72%      28.62%
03/09/98     Commercial  $180,000     $180,000     56%     $8,880     $8,880    Paid in full    2       39.47%      39.47%
03/13/98     Commercial  $70,000      $500,802     14%     $3,235     $3,235    Paid in full    1       55.46%      55.46%
04/10/98     Commercial  $21,000      $269,162      8%     $1,315     $1,315    Paid in full    1       75.00%      75.14%
04/29/98     Commercial  $130,000     $666,792     19%     $5,000     $5,000    Paid in full    1       46.00%      46.15%
04/29/98     Real Estate $800,000     $2,901,899   28%     $261,800   $177,749  Outstanding    20       34.61%      N/A
05/15/98     Commercial  $81,000      $987,953      8%     $3,000     $3,000    Paid in full    1       44.00%      44.44%
05/29/98     Real Estate $100,000     $2,700,000    4%     $7,000     $7,000    Paid in full    1       84.00%      84.00%
06/01/98     Commercial  $65,500      $625,000     10%     $5,895     $6,000    Paid in full    2       54.00%      54.96%
06/29/98     Real Estate $675,000     $1,012,500   67%     $201,528   $72,501   Outstanding    12       31.83%      N/A
06/29/98     Commercial  $1,125,800   $2,400,000   47%     $270,192   $180,128  Outstanding    12       26.30%      N/A
06/29/98     Real Estate $1,125,000   $1,687,500   67%     $317,086   $124,294  Outstanding    12       29.36%      N/A
06/30/98     Commercial  $305,000     $600,000     51%     $72,500    $35,705   Paid in full    4       29.00%      35.12%
06/30/98     Real Estate $525,000     $1,400,000   38%     $5,250     $5,250    Paid in full    1       52.00%      52.00%
07/27/98     Commercial  $325,000     $340,000     96%     $78,000    $69,345   Outstanding     6       25.76%      N/A
07/31/98     Commercial  $760,000     $1,287,500   59%     $182,400   $91,200   Outstanding    12       24.00%      N/A
07/31/98     Commercial  $103,000     $739,732     14%     $3,660     $3,399    Paid in full    1       42.64%      39.60%
08/20/98     Commercial  $550,000     $750,000     73%     $107,800   $78,350   Outstanding     6       39.20%      N/A
09/01/98     Real Estate $500,000     $2,038,462   25%     $27,708    $25,833   Paid in full    2       33.00%      31.00%
09/09/98     Commercial  $460,000     $900,000     51%     $110,400   $45,500   Outstanding    12       24.00%      N/A
09/15/98     Real Estate $1,240,000   $13,000,000  10%     $1,291,100 $90,518   Outstanding    24       40.83%      N/A
09/22/98     Commercial  $2,000,000   $5,250,000   38%     $257,000   $175,088  Outstanding     6       25.70%      N/A
10/01/98     Commercial  $500,000     $1,000,000   50%     $48,000    $18,413   Outstanding     6       19.26%      N/A
10/30/98     Commercial  $350,000     $595,375     59%     $34,181    $23,691   Outstanding     4       36.59%      N/A
11/04/98     Commercial  $205,231     $3,650,000    6%     $50,172    $7,100    Outstanding     8       36.67%      N/A
11/10/98     Commercial  $420,000     $628,779     67%     $104,563   $48,064   Outstanding    12       27.52%      N/A
11/10/98     Commercial  $420,000     $628,779     67%     $104,563   $53,178   Outstanding    12       27.52%      N/A
11/30/98     Commercial  $97,662      $180,000     54%     $9,637     $1,953    Outstanding     3       39.47%      N/A
12/14/98     Real Estate $1,037,500   $1,900,000   55%     $596,511   $107,828  Outstanding    24       37.08%      N/A
12/14/98     Real Estate $1,037,500   $1,900,000   55%     $596,511   $107,828  Outstanding    24       37.08%      N/A

             Total       $22,615,540  $86,839,354          $7,150,594 $3,359,920

IBF VI - GUARANTEED INCOME FUND
                    SUBSCRIPTION AGREEMENT
_____________________________________________________
____________ ___________________________
          INITIAL SUBSCRIPTION
          ADDITIONAL INVESTMENT: Account Number Previously
Assigned:

INVESTMENT
I desire to purchase $_________________ aggregate
principal amount of Notes of IBF VI - Guaranteed Income Fund.
          MAKE CHECKS PAYABLE TO:
SUBSCRIBER INFORMATION: Please print name(s) in which Notes  are to  be acquired.  All checks and correspondence will go to  this address  unless another
address is listed in the Investor Mailing or Direct Deposit
Address sections.
Name (1st)                      Mailing address (if different)
Name (2nd)                      Name
Address                         Address
City                            City
State              Zip Code     State                 Zip Code
Custodian Account No.           Daytime Telephone Number
Occupation ___________________________
 U.S.  Citizen        Resident Alien        Foreign Resident         Country
 Check  if the Subscriber is a U.S. citizen residing outside the U.S.
ALL SUBSCRIBERS: State of Residence of Subscriber (required):
Enter  the taxpayer  identification number  below. For most
individual taxpayers, it is their Social Security
number.   Note: If  the  purchase is in more than one name, the
number should  be that  of  the  first person  listed.
For  IRA's,  Keoghs,  and qualified plans, enter both the Social
Security number  and the taxpayer identification number for the plan.

Taxpayer ID#             and/or Social Security #
DIRECT DEPOSIT ADDRESS: Investors requesting direct deposit of distribution checks to another financial institution or mutual fund, please complete below.  In no event will the Company  or Affiliates be responsible for any adverse consequences of direct deposit.
RA accounts must have a custodian.
Company/Custodian:
Account No.:
Address:
City:               State:      Zip:
FORM OF OWNERSHIP: (Select only one)
Individual                         Joint Tenants With Right Of Survivorship
                                   (all parties must sign)
Husband And Wife, As Community     A Married Person/Separate Property
Property
(two signatures required)          (one signature required)
Tenants In Common                  Keogh-H.R.10 (trustee signature required)
Tenants By The Entirety            Custodian (custodian signature required)
Corporation        S Corp          Partnership (authorization required)
Non - Profit Organization          Pension Plan (trustee signature(s) required)
IRA(custodian signature required)  Profit Sharing Plan - trustee signature(s)
                                   required
SEP (custodian signature required) Custodian  UGMA  State   of
                                   (custodian signature required)
Taxable Trust (trustee signature
required)                          Custodian  UTMA  -   State of
                                   (custodian signature required)
Tax Exempt Trust (trustee          Estate (Personal Representative signature
signature required)                required)
Irrevocable Trust (trustee         Revocable Grantor Trust
 signature required)               (grantor signature required)
BROKER/DEALER  - REGISTERED REPRESENTATIVE INFORMATION  (To  be
completed by Registered Representative.) PLEASE PRINT
Broker/Dealer Firm Name: ____________________________ Registered
Rep _____________________________ Representative's Office:
_________________________________________ ____________
____________ ___________________________
(street)    (city) (state)   (zip) (office phone)
Sales Representative Signature: X

INTEREST DISTRIBUTION:  If you
are purchasing $15,000 or more  of the Notes, please indicate how you want fixed interest paid
___ monthly         ___ quarterly

SUBSCRIBER SIGNATURE: (The undersigned has the authority to enter into this subscription agreement on behalf of the person(s) or entity registered above. I (We) certify under penalty of perjury that this is my (our) correct Social Security Number
(or Tax Identification Number) and that interest income on this account should be reported on this number. I acknowledge and agree to the statement on the reverse side hereof.)

X _________________ Date ___________   X ___________________ Date ___________
Authorized Signature of 1st Subscriber Authorized Signature of 2nd Subscriber COMPANY'S ACCEPTANCE (To be completed only by an authorized representative of the Company.)
The  Foregoing  subscription is accepted this _________  day  of
_____________, 19___.
___________________________________
Authorized Representative of the Company [Outside back cover]
============================== ===============================
[outside back cover]
Until 90 days following completion of this offering, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

     TABLE OF CONTENTS


No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter.
This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to whom it is unlawful to make such offer in such jurisdiction to any person in any jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

$50,000,000


IBF VI - GUARANTEED INCOME FUND
[logo]

Class A 10% Income Participating
Notes Due 2005

_________________
Prospectus
_________________

___________________, 1999

            PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The  following table sets forth the  expenses in
connection   with  this Registration Statement.   The Company
will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and NASD.

Securities and Exchange Commission Filing Fee        $13,900.00
NASD Filing Fee                                        5,500.00
Printing Fees and Expenses                            40,000.00
Legal Fees and Expenses                              125,000.00
Accounting Fees and Expenses                          50,000.00
Blue Sky Fees and Expenses                            25,000.00
Trustee's and Registrar's Fees                        35,000.00
Miscellaneous                                          5,600.00
TOTAL                                               $300,000.00

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The  Company's  Charter provides
that,  to  the fullest  extent that limitations on the liability of directors and officers are permitted by the Delaware General Corporation Law (the "DGCL"), no director or officer of the
Company shall have any liability to  the Company or its
stockholders for monetary damages.   The
DGCL provides that a corporation's charter may include a provision which restricts or limits the liability of its  directors  or officers to the corporation  or  its
stockholders  for money damages except:   (1)  to  the extent
that  it  is provided that the person actually received  an
improper  benefit or  profit  in  money, property or services,
for the amount of the benefit  or profit   in money,  property  or
services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Charter and Bylaws provide that the Company shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the DGCL and that the Company shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

    The  Charter and Bylaws provide that the  Company will
indemnify  its directors and  officers  and may indemnify
employees or agents of the  Company  to
the fullest extent permitted by law against liabilities and
expenses  incurred  in connection  with  litigation in which they  may be involved because of  their offices with  the
Company.  However, nothing in the Charter  or Bylaws  of the
Company  protects  or  indemnifies a director,  officer,
employee  or agent against any liability  to  which he would otherwise be subject  by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the  conduct of his office.  To the extent  that  a director
has  been  successful  in  defense   of any proceeding,  the
DGCL provides that he shall be indemnified against reasonable expenses incurred in connection therewith.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES
     In the three years preceding the filing of this registration statement, the Company had only one transaction in which it issued its securities. In connection with the formation of the Company, it sold 1,000 shares of its common stock to InterBank
Funding Corporation ("IBF") to obtain $250,000 of initial capital. IBF is the sole stockholder of the Company, and two of the Company's officers and directors are the sole owners of IBF. The transactions was intended to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereunder. No underwriters were involved in connection with the sales of these securities.

ITEM 16. EXHIBITS.

Exhibits.

Exhibit   SEC Ref.  Title of Document                  Location
No.         No.
1           (1)     Dealer-Manager Agreement           Page E-1
2           (1)     Selling Group Agreement            Page E-14
3          (3)(i)   Certificate of Incorporation,
                     as amended                        Page E-17
4          (3)(ii)  By-Laws                            Page E-21
5           (4)     Proceeds Escrow Agreement          Page E-36
6           (4)     Indenture, with exhibits           Page E-44
7          (10)     Management Agreement               Page E-120
8          (10)     Amended Loan Agreement,
                    Consolidated Promissory Note and
                    Deed to Secure Debt for $1,800,000
                    loan                               Page E-125
9          (10)     Amended Loan Agreement, Amended
                    Promissory Note and Amended
                    Mortgage for $1,520,000 loan       Page E-156
10         (10)     Loan Agreement, Promissory Note
                    and Security Agreement for
                    $840,000 loan                      Page E-175
11        (5)(23)   Opinion and Consent of Lehman,
                    Jensen & Donahue, L.C.             Page E-192
12        (23)      Consent of Radin, Glass & Co., LLP Page E-194
13        (25)      Form T-1, Statement of Eligibility
                    under the Trust Indenture Act
                    of 1939                            Page E-195
14        (27)      Financial Data Schedule                *

*  Included in electronic filing only.

                              ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, DC, on January 21, 1999.

                              IBF VI - GUARANTEED INCOME FUND
                              By /s/  Simon  A. Hershon, President

                              By /s/  David  C. Chabut,
                                      Chief Financial Officer

               POWER OF ATTORNEY
     Know  all men by these presents, that each person whose
signature appears below constitutes and appoints Simon A. Hershon and Laura Quinting and (with  full power to  each of them to act alone) as his true and lawful  attorney-in-fact and agent,
with full power  of substitution, for him and in his name, place and  stead in any and all capacities to sign any or all
amendments or post-effective amendments  to this  Registration
Statement, including registration statements  filed  or
amendments  made pursuant  to Rule  462 under   the
Securities  Act of 1933, as amended, and to  file  the same with all exhibits thereto and other documents  in connection
therewith, with the Securities and Exchange Commission,   to sign
any  and  all applications, registration  statements, notices  or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute  or substitutes,
may lawfully do or cause to be  done  by virtue hereof.   Pursuant to the
requirements of the Securities Act of 1933, this registration statement or Amendment has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Simon A. Hershon, Director             January 21, 1999
/s/ Ehud D. Laska, Director                January 21, 1999
/s/ Ivan M. Krasner, Director              January 21, 1999